                                                                        FOR IMMEDIATE RELEASE

                                                                                    May 5, 2005

                                                                                    Contact:
                                                                                    John B. Woodlief
                                                                                    Vice President - Finance
                                                                                    and Chief Financial Officer
                                                                                   704-372-5404

Ruddick Corporation Reports Second Quarter Fiscal 2005 Results

CHARLOTTE, N.C.-May 5, 2005--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the second fiscal quarter ended April 3, 2005 increased by 5.0% to $736 million from $701 million in the prior year quarter. For the 26 weeks ended April 3, 2005, sales of $1.46 billion were 5.0% above the $1.39 billion for the comparable period last year. The increase in sales during the quarter, and fiscal year to date, was attributable to sales increases at both the Harris Teeter supermarket subsidiary and the Company's American & Efird ("A&E") sewing thread subsidiary.

The Company reported consolidated net income of $18.8 million, or $0.39 per diluted share, for the second quarter of fiscal 2005 compared to net income of $15.9 million, or $0.34 per diluted share, in the prior year second quarter. For the 26 weeks ended April 3, 2005, consolidated net income was $35.4 million, or $0.74 per diluted share, compared to $29.7 million, or $0.64 per diluted share, in the same period of fiscal 2004. Net income for the quarter and first half of fiscal 2005 increased by 17.9% and 19.2%, respectively over the prior year periods. The gain in earnings over the prior year periods resulted from improvements in consolidated operating profit and a $2.1 million pre-tax gain recorded in the second quarter of fiscal 2005, related to the sale of a real estate investment held by Corporate.

Harris Teeter sales increased by 3.6% to $655.4 million in the second quarter of fiscal 2005 compared to sales of $632.5 million in the second quarter of fiscal 2004. For the 26 weeks ended April 3, 2005, sales rose 4.3% to $1.31 billion from $1.26 billion in the same period of fiscal 2004. The increase in sales was primarily attributable to comparable store sales increases which were 3.28% for the quarter and 3.53% for the 26-week period.

During the first six months of 2005, Harris Teeter opened one new store, completed the remodeling of six stores (two of which were expanded in size) and closed one older store. The company operated 138 stores at April 3, 2005. Harris Teeter currently anticipates opening ten new stores and completing remodels on twelve existing stores during the remainder of fiscal 2005. The company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest older or underperforming stores.

Operating profit at Harris Teeter increased by 12.1% to $29.5 million for the second quarter of fiscal 2005 as compared to $26.3 million in the prior year period. Operating profit as a percent of sales improved by 34 basis points to 4.50% in the second quarter of fiscal 2005 from 4.16% in the same period last year. For the 26 weeks ended April 3, 2005 operating profit was $58.6 million, an increase of 12.5% from $52.1 million in the prior year period.  For the first six months of fiscal 2005 operating profit as a percent of sales improved by 33 basis points to 4.47% from 4.14% in the same period last year.

Harris Teeter's operating profit and margin improvements were achieved primarily through the continued growth in total and comparable store sales and effective retail pricing and promotional spending programs. Results for fiscal 2005 included a pre-tax $2.9 million charge for a lease accounting correction recorded in the second quarter that related to rent holidays. The continued emphasis on operational efficiencies and cost controls has helped offset the lease adjustment, increased fringe benefit costs and rising fuel expenses.

Thomas W. Dickson, President and Chief Executive Officer of Ruddick commented that, "We have continued to be successful in this competitive market, as measured by our increase in total and comparable store sales, and operating profit.  This success results from our continued focus on providing an exceptional shopping experience for all our customers while gaining market share in strategic markets.  Our customers demand and receive value, quality and superior customer service with each and every visit."

A&E's sales of $80.1 million in the second quarter of fiscal 2005 increased 17.3% from the $68.3 million for the same quarter last year. The increase was driven by domestic sales increases of 17.7% and foreign sales increases of 16.9%. Foreign sales accounted for approximately 52% of A&E sales for the second quarter of both fiscal 2005 and 2004.  A&E's sales for the 26 weeks ended April 3, 2005 were $151.8 million, an increase of 11.6% from the prior year period when sales were $136.0 million.  The increase for the 26-week period was driven by domestic sales increases of 9.0% and foreign sales increases of 14.0%.

A&E's operating profit was $2.7 million for the second quarter of fiscal 2005 compared to $2.2 million in the previous year's second fiscal quarter. For the 26 weeks ended April 3, 2005, operating profit was $4.2 million as compared to $3.2 million recorded in the prior year period. Operating profit for the 26 weeks ended March 28, 2004 was reduced by $384,000 for severance related costs resulting from the closure of the company's spinning plant in Maiden, NC. The increase in domestic and foreign sales contributed to the increased operating profits from the prior year periods.

Dickson commented, "We remain focused on executing our global expansion plans, integrating acquisitions, and optimizing costs and manufacturing capacities globally. Acquiring the businesses of Ludlow Textiles Company, Inc. and Synthetic Thread Company, Inc. enhances our industrial thread business, establishes an entry into the specialty engineered yarn market and provides further opportunities to optimize our domestic operating costs. Additionally, American & Efird continues to be committed to providing the high quality of product and service that is its hallmark."

For the first six months of fiscal 2005, depreciation and amortization for the consolidated Ruddick Corporation totaled $38.7 million and capital expenditures totaled $49.4 million. For the 26 weeks ended April 3, 2005, Harris Teeter spent $45.2 million in capital expenditures, and estimates total capital spending for fiscal 2005 of approximately $112 million, compared to $83.9 million in fiscal 2004. Year to date, A&E has spent $4.2 million in capital expenditures.  A&E expects total fiscal year 2005 capital spending of approximately $12 million, compared to $8.1 million last year.

In addition to the capital expenditures, during the first half of fiscal 2005 Harris Teeter has invested $9.8 million in the development of certain of its new stores. Such development capital spending is not included in Harris Teeter's total anticipated fiscal 2005 capital expenditures of approximately $112 million.

The Company's management remains conservative in its expectations for the remainder of fiscal 2005 due to the intense competition in the retail grocery segment and the continued challenging business conditions in the textile and apparel segment.  Further operating improvement will be dependent on the Company's ability to offset rising health care and benefit costs with additional operating efficiencies and to effectively execute its global expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's capital expenditures and store openings and closings; the ability to predict the required contributions to the Company's pension plan; the cost and stability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company's ability to recruit, train and retain effective employees; changes in labor and benefits costs; and successful execution of initiatives designed to increase sales and profitability. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this report.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread with global operations.

###

Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at:  www.ruddickcorp.com.

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

13 WEEKS ENDED			26 WEEKS ENDED
April 3,		March 28,	April 3,	March 28,
2005		2004	2005	2004
NET SALES
Harris Teeter	$ 655,411	$ 632,493	$ 1,310,642	$ 1,257,145
American & Efird	80,114	68,301	151,775	136,014
Total	735,525	700,794	1,462,417	1,393,159

COST OF SALES
Harris Teeter	456,159	443,002	919,807	888,315
American & Efird	59,801	50,542	113,864	101,562
Total	515,960	493,544	1,033,671	989,877

GROSS PROFIT
Harris Teeter	199,252	189,491	390,835	368,830
American & Efird	20,313	17,759	37,911	34,452
Total	219,565	207,250	428,746	403,282

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Harris Teeter	169,757	163,183	332,209	316,731
American & Efird	17,616	15,547	33,693	30,902
Corporate	2,176	939	3,426	2,595
Total	189,549	179,669	369,328	350,228

EXIT AND IMPAIRMENT CHARGES

American & Efird	-	15	-	384

OPERATING PROFIT (LOSS)
Harris Teeter	29,495	26,308	58,626	52,099
American & Efird	2,697	2,197	4,218	3,166
Corporate	(2,176)	(939)	(3,426)	(2,595)
Total	30,016	27,566	59,418	52,670

OTHER EXPENSE (INCOME)
Interest expense	3,151	3,189	6,425	6,368
Interest income	(829)	(654)	(1,367)	(927)
Net investment gains	(2,287)	(183)	(2,480)	(432)
Minority interest	289	322	574	663
Total	324	2,674	3,152	5,672

INCOME BEFORE TAXES	29,692	24,892	56,266	46,998
INCOME TAXES	10,916	8,961	20,861	17,285
NET INCOME	$ 18,776	$ 15,931	$ 35,405	$ 29,713

NET INCOME PER SHARE:
Basic	$ 0.40	$ 0.34	$ 0.75	$ 0.64
Diluted	$ 0.39	$ 0.34	$ 0.74	$ 0.64

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING:
Basic	47,192	46,381	47,040	46,322
Diluted	47,683	46,761	47,530	46,591

DIVIDENDS DECLARED PER SHARE - Common	$ 0.11	$ 0.10	$ 0.22	$ 0.20

RUDDICK CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	April 3,	March 28,
	2005	2004
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$ 58,993	$ 80,028
Temporary Investments	46,042	60,460
Accounts Receivable, Net	74,375	72,842
Inventories	233,879	217,709
Net Current Deferred Income Tax Benefits	14,079	13,247
Prepaid and Other Current Assets	24,576	22,201
Total Current Assets	451,944	466,487

PROPERTY, NET	546,939	515,686
INVESTMENTS	60,966	48,499
GOODWILL	8,169	8,169
INTANGIBLE ASSETS	7,216	4,515
OTHER LONG-TERM ASSETS	55,518	56,513

Total Assets	$ 1,130,752	$ 1,099,869

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable	$ 3,565	$ 2,750
Current Portion of Long-Term Debt	8,527	1,297
Accounts Payable	142,615	150,129
Federal and State Income Taxes	3,197	24,263
Accrued Compensation	38,145	38,526
Other Current Liabilities	58,914	52,847
Total Current Liabilities	254,963	269,812

LONG-TERM DEBT	149,832	160,393
NET LONG-TERM DEFERRED INCOME TAX LIABILITIES	17,813	21,333
PENSION LIABILITIES	51,039	69,461
OTHER LONG-TERM LIABILITIES	61,900	50,629
MINORITY INTEREST	7,985	8,252

SHAREHOLDERS' EQUITY:
Common Stock	68,297	51,039
Retained Earnings	560,202	509,577
Accumulated Other Comprehensive Income	(41,279)	(40,627)
Shareholders' Equity	587,220	519,989

Total Liabilities and Shareholders' Equity	$ 1,130,752	$ 1,099,869

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	26 WEEKS ENDED
	April 3,	March 28,
	2005	2004
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$ 35,405	$ 29,713
Non-Cash Items Included in Net Income
Depreciation and Amortization	38,712	37,761
Deferred Taxes	(8,046)	(8,945)
Net Gain on Sale of Property	(757)	(930)
Impairment Losses	2,500	1,959
Other, Net	2,157	506
Increase in Current Assets	(6,804)	(5,093)
(Decrease) Increase in Current Liabilities	(3,807)	25,353
(Decrease) Increase in Certain Long-Term Liabilities	(1,554)	14,725
NET CASH PROVIDED BY OPERATING ACTIVITIES	57,806	95,049

INVESTING ACTIVITIES
Purchase of Temporary Investments	60,474	53,634
Proceeds from Sale of Temporary Investments	(46,045)	(55,751)
Capital Expenditures	(49,382)	(31,389)
Purchase of Other Investments	(10,981)	(18,358)
Proceeds from Sale of Property and Partnership Distributions	9,163	11,972
Company-Owned Life Insurance, Net	(2,134)	(1,039)
Other, Net	556	(194)
NET CASH USED IN INVESTING ACTIVITIES	(38,349)	(41,125)

FINANCING ACTIVITIES
Net Proceeds from Short-Term Borrowings	977	83
Payments on Long-Term Debt	(7,823)	(30,859)
Dividends Paid	(10,391)	(9,271)
Proceeds from Stock Issued	10,053	3,109
Other, Net	141	(180)
NET CASH USED IN FINANCING ACTIVITIES	(7,043)	(37,118)

INCREASE IN CASH AND CASH EQUIVALENTS	12,414	16,806
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	46,579	63,222

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 58,993	$ 80,028

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$ 6,523	$ 6,258
Income Taxes	$ 26,327	$ 2,117
Non-Cash Activity:
Assets Acquired Under Capital Leases	$ -	$ 3,574

RUDDICK CORPORATION
OTHER STATISTICS
April 3, 2005
(Dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
2nd Quarter	$ 15.0	$ 4.4	$ 0.3	$ 19.7
Year to Date	29.6	8.4	0.7	38.7

Capital Expenditures:
2nd Quarter	$ 29.4	$ 2.6	$ -	$ 32.0
Year to Date	45.2	4.2	-	49.4

Purchase of Other Investment Assets:
2nd Quarter	$ 1.3	$ 1.2	$ -	$ 2.5
Year to Date	9.8	1.2	-	11.0

Harris Teeter Store Count:		Quarter		Year to Date

Beginning number of stores		137		138
Opened during the period		1		1
Closed during the period		-		(1)
Stores in operation at end of period		138		138

		Quarter		Year to Date

Harris Teeter Comparable Store Sales Increase		3.28%		3.53%

Definition of Comparable Store Sales:
Comparable stores are those stores that are in operation for the entire time of the respective reporting periods.
A new store must be in operation for 14 months before it enters into the calculation of comparable store sales.
A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store with the intention of closing the existing store is included as a replacement store in the comparable store sales measure as if it were the same store, but only if, in fact, the existing store is concurrently closed. Sales increases from remodeled and expanded existing comparable stores are included in the calculations of comparable store sales.